Exhibit 9.1

Memorandum of Agreement between Stanford International Bank Ltd (“Stanford”)

and Kelton Investments Ltd (“Kelton”).

Dated this 8th day of December 2005

Whereas:

[a] Stanford and Kelton jointly own shares in eLandia Solutions Inc. (the “Company”); a Company that recently was party to an arrangement with Datec Group Ltd and a merger agreement with AST Telecom LLC.

[b] The Board of Directors of the Company is to be made up initially of five directors of which three are initially Richard Gozia, Osmo Hautanen and Winston Thompson.

[c] The remaining two directors will initially comprise of Mr. Sydney Donald Camper nominated by Stanford, and Mr. James Ah Koy nominated by the Ah Koy Group, as that term is defined in that certain amended and restated arrangement agreement dated August 8, 2005.

It is agreed by Stanford and Kelton that:

[1] For so long as Kelton owns not less than 3% of the outstanding shares of the Company, Stanford and Kelton shall vote their shares of the Company in favour of the election of James Ah Koy, or such other person as may be appointed at the sole discretion of Kelton as a director of the Company; provided that person so appointed is either a family member of either James Ah Koy, or is a person that is a resident of one of the countries in the South Pacific; provided that in no case shall a nominee have adverse disclosures to make in accordance with the Securities Act of 1934, as amended, or the rules and regulations promulgated thereunder.

[2] For so long as Stanford owns not less than 3% of the outstanding shares of the Company, Stanford and Kelton shall vote their shares of the Company in favour of the election of Sydney Donald Camper, or such other person as may be appointed at the sole discretion of Stanford International Bank Ltd as a director of the Company; provided that in no case shall a nominee have adverse disclosures to make in accordance with the Securities Act of 1934, as amended, or the rules and regulations promulgated thereunder.

In witness whereof the parties have executed this agreement as of the date written above:

[Signatures Begin on Following Page]

Stanford International Bank Limited

By:	/s/ James M. Davis
James M. Davis
Chief Financial Officer

Kelton Investments Limited

By:	/s/ James Ah Koy
James Ah Koy
Director

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